Exhibit 10.2

ULTRATECH, INC.

NON-QUALIFIED SUPPLEMENTAL DEFERRED COMPENSATION PLAN

PLAN AMENDMENT NO. 2

The Ultratech, Inc. Non-Qualified Supplemental Deferred Compensation Plan, as amended and restated effective as of January 1, 2005 and subsequently amended effective as of January 1, 2005 (the “Plan”), in order to maintain the Plan’s compliance with the documentary requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final Treasury Regulations thereunder, ), is hereby further amended, effective as of January 1, 2011, as follows:.

1. Section 2.30 of the Plan is hereby amended in its entirety to read as follows, thereby correcting a typographical error in such section:

“Termination Date” means:

(i) with respect to an Employee Participant, the Participant’s separation from service (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder, including death or Disability) with the Employer and any subsidiary or affiliate of the Employer as defined in Sections 414(b) and (c) of the Code, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.

(ii) with respect to a Board Member Participant, the Participant’s resignation or removal from the Board (for any reason, including death or Disability); and

(iii) with respect to any Other Service Provider, the expiration of all agreements to provide services to the Employer (for any reason, including death or Disability).

The date that an Employee’s, Board Member’s, or Other Service Provider’s performance of services for all the Employers is reduced to a level 20% or less than the average level of services performed in the preceding 36-month period shall be considered a Termination Date, and the performance of services at a level of 50% or more of the average level of services performed in the preceding 36-month period shall not be considered a Termination Date, based on the parties’ reasonable expectations as of the applicable date. If a Participant is both a Board Member Participant and an Employee Participant, “Termination Date” means, with respect to Compensation earned for services as an Employee, the date the Participant satisfies criteria (i) above and means, with respect to Compensation earned for services as a Board member, the date the Participant satisfies criteria (ii) above.

2. The first paragraph of Section 9.1 of the Plan is amended in its entirety to read as follows:

The Participant’s vested Account balances shall be distributed to the Participant in the form of a single lump sum payment, or, if subsection 9.2 applies, in the form of installment payments as permitted by the Employer in the Adoption Agreement. Subject to subsection 9.3 hereof, distribution of the Participant’s Accounts shall be made within the 90-day period following his or her Termination Date; provided, however, that the Employer shall have sole discretion to determine when during such 90-day period the distribution shall be made or commence. In the event of the Participant’s death prior to the distribution of the entire amount of his vested Account balances, whether the Participant’s death occurs before or after a distribution has commenced from those Account balances, the entire amount of those unpaid vested Account balances shall be distributed in a single lump sum payment to the Participant’s Beneficiary as determined in accordance with Section 9.5. Subject to subsection 9.3 hereof, distribution of a deceased Participant’s Accounts shall be made within the 90-day period following the date of his death, but in no event later than the later of (i) the close of the calendar year in which the Participant’s death occurs or (ii) the fifteenth day of the third calendar month following the date of the Participant’s death. Notwithstanding any provision of the Plan to the contrary, for purposes of this subsection, a Participant’s Accounts shall be valued as of a Valuation Date as soon as administratively feasible preceding the date such distribution is made, in accordance with rules established by the Administrator.

3. Subparagraph (b) of Section 9.2 of the Plan is hereby amended in its entirety to read as follows:

(b) Installment Payments. The first installment payment shall be within the 90-day period following the Participant’s Termination Date; provided, however, that the Employer shall have the sole discretion to determine when during such 90-day period the first installment payment shall be made. Succeeding payments shall be made on or after January 1 of each succeeding calendar year, but in no event later than the last day of each such succeeding calendar year. The amount to be distributed in each installment payment shall be determined by dividing the value of the Participant’s Accounts as of a Valuation Date preceding the date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Administrator. In the event of the death of the Participant prior to the full payment of his Account in accordance with the elected installment distribution, the entire unpaid vested balance of that Account will be paid to the Participant’s Beneficiary in a single lump sum distribution within the 90-day period following the date of the Participant’s death, but in no event later than the later of (i) the close of the calendar year in which the Participant’s death occurs or (ii) the fifteenth day of the third calendar month following the date of the Participant’s death.

4. The final paragraph previously added to Section 9.10 of the Plan is hereby amended in its entirety to read as follows:

The supplemental distribution under this Section 9.10 shall be made in the form of a single lump payment to the Participant’s Beneficiary within the 90-day period following the date of the Participant’s death, but in no event later than the later of (i) the close of the calendar year in which the Participant’s death occurs or (ii) the fifteenth day of the third calendar month following the date of the Participant’s death.

5. Except as modified by this Plan Amendment No. 2, all the terms and provisions of the Plan (as amended and restated effective as of January 1, 2005 and as subsequently amended by Plan Amendment No. 1) shall continue in full force and effect.

IN WITNESS WHEREOF, Ultratech, Inc. has caused this Plan Amendment to be executed by its duly-authorized officer on this      day of             , 2011.

ULTRATECH, INC.

By:
Bruce R. Wright

Title:	Senior VP, Finance and Chief Financial Officer